Exhibit 99.1
APOLLO GROUP, INC. RESOLVES
UNIVERSITY OF PHOENIX FALSE CLAIMS ACT CASE
Agreement Provides for $67.5 Million Payment, Plus Attorneys Fees
PHOENIX, December 14, 2009 — Apollo Group, Inc. (NASDAQ:APOL) (the “Company”) today announced that it has entered into an agreement with the United States of America, acting through the U.S. Attorney’s Office for the Eastern District of California and the U.S. Department of Justice on behalf of the U.S. Department of Education, and with two private plaintiffs to resolve the False Claims Act lawsuit filed in 2003 against subsidiary University of Phoenix, United States of America ex rel. Mary Hendow and Julie Albertson v. University of Phoenix. Although a party to the agreement, the U.S. Department of Justice at no time intervened in the lawsuit, which was pursued by the two private plaintiffs as a qui tam action on behalf of the government. Under the terms of the agreement, the Company will pay $67.5 million to the United States. A separate agreement provides for the payment by the Company of $11 million in attorneys fees to the plaintiffs, as required by the False Claims Act.
“This agreement not only brings closure to a long-running dispute and enables the Company to avoid the uncertainty and further expense associated with protracted litigation, it opens the door for a more constructive partnership with our lead regulator, the U.S. Department of Education,” said Charles B. Edelstein, co-chief executive officer of Apollo Group. “Apollo Group is committed to rigorous regulatory and compliance systems to serve and protect the academic innovations for which we are known,” added Gregory Cappelli, co-chief executive officer of Apollo Group and chairman of Apollo Global, Inc. “Resolution enables us to focus on our core mission of providing access to quality higher education opportunities for students who have been historically underserved by the conventional system of higher education — and at a time when such access is more critical than ever.”
The agreement makes clear that the Company does not acknowledge, admit or concede any liability, wrongdoing, noncompliance or violation as a result of the settlement. Moreover, the Company is confident it will not face any further civil or administrative exposure relating to its compliance with the Higher Education Act provision relating to incentive compensation for the period of March 1997 through the present as a result of the various releases and related agreements it has obtained from the U.S. Department of Education, U.S. Department of Justice and the plaintiffs.
“While we believe that the compensation practices and programs of University of Phoenix have always complied fully with applicable federal laws and regulations, the regulations at issue in this case were unclear and inconsistent and, even after they were clarified by Safe Harbor provisions, involved complex judgments and interpretations,” said P. Robert Moya, executive vice president, general counsel and secretary of Apollo Group. “Settlement on these terms eliminates the risks inherent in taking any case to trial and, ultimately, is in the best interests of our students, employees and shareholders.”
“On behalf of the plaintiffs, we are pleased that the parties have been able to reach an agreement on terms that protect the interests of the government and the taxpayers,” said Robert J. Nelson, Lieff, Cabraser, Heimann & Bernstein, LLP, lead counsel for the plaintiffs. “The case raised several challenging issues, many of them novel, which made settlement of the case appropriate.”
About the Litigation
Under the False Claims Act, plaintiffs — or relators — sue as “partial assignees” of the government’s claims for alleged injuries to the government. The False Claims Act lawsuit against University of Phoenix was filed by two private plaintiffs in March 2003 in United States District Court for the Eastern District of California, Sacramento Division. The suit alleged University of Phoenix violated a federal statute and regulation stating that while recruiters may be compensated based in part on the number of students they enroll, it cannot be the sole factor for determining their compensation. After review of the lawsuit’s allegations and consultation with the U.S. Department of Education, the U.S. Department of Justice declined to join in the litigation. In fact, in a brief submitted to the Ninth Circuit in connection with the case, the Justice Department expressed “the government’s strong support for the important work of proprietary institutions of higher education, like University of Phoenix, that are providing much-needed educational opportunities to people looking to advance their careers and to earn a better living for themselves and their families.” In September 2003, the plaintiffs filed a First Amended Complaint, followed by a Second Amended Complaint in March 2004. The Court twice dismissed this case, ultimately with prejudice, before it was reinstated by the Ninth Circuit Court of Appeals in September 2006.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, graduate and doctoral levels through its subsidiaries: University of Phoenix; Institute for Professional Development; College for Financial Planning; Western International University; Meritus University; Insight Schools and Apollo Global. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of August 31, 2009).
For more information about Apollo Group and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward Looking Statement
Statements in this press release that are not statement of historical fact are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Forms 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu
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